Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Hi-Tech Pharmacal Co., Inc.

We have audited the accompanying consolidated balance sheets of Hi-Tech Pharmacal Co., Inc. and subsidiary (the “Company”) as of April 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2013. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hi-Tech Pharmacal Co., Inc. and subsidiary as of April 30, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended April 30, 2013 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hi-Tech Pharmacal Co., Inc. and subsidiary’s internal control over financial reporting as of April 30, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated July 10, 2013 expressed an unqualified opinion thereon.

In connection with our audit of the consolidated financial statements referred to above, we also audited Schedule II — Valuation and Qualifying Accounts for each of the years in the three-year period ended April 30, 2013. In our opinion, this financial schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

/s/ EisnerAmper LLP

New York, New York
July 10, 2013

HI-TECH PHARMACAL CO., INC.

CONSOLIDATED BALANCE SHEETS

	April 30,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100,610,000	$87,549,000
Accounts receivable (less allowances for doubtful accounts of $500,000 at April 30, 2013 and 2012)	63,775,000	60,106,000
Inventory	39,229,000	39,281,000
Deferred income taxes	12,321,000	5,931,000
Prepaid income taxes	—	5,918,000
Other current assets	3,622,000	3,045,000
TOTAL CURRENT ASSETS	$219,557,000	$201,830,000
Property and equipment, net	32,168,000	29,980,000
Deferred income taxes	1,956,000	830,000
Other assets	428,000	419,000
Intangible assets, net	40,887,000	46,058,000
TOTAL ASSETS	$294,996,000	$279,117,000

LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$9,768,000	$16,594,000
Accrued expenses	13,637,000	14,441,000
Accrued legal settlements	16,200,000	—
Current portion of long-term debt	355,000	355,000
Current portion of contingent payment liability	2,875,000	2,875,000
Taxes payable	1,061,000	—
TOTAL CURRENT LIABILITIES	$43,896,000	$34,265,000
Contingent payment liability, net of current portion	4,844,000	7,228,000
Long-term debt, net of current portion	888,000	1,243,000
TOTAL LIABILITIES	$49,628,000	$42,736,000

COMMITMENTS AND CONTINGENCIES (Note [K])
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share; authorized 3,000,000 shares, none issued
Common stock, par value $.01; authorized 50,000,000 shares, 16,067,000 and 15,502,000 shares issued at April 30, 2013 and 2012, respectively	161,000	155,000
Additional paid-in capital	101,203,000	86,996,000
Retained earnings	168,305,000	172,230,000
Treasury stock, 2,491,000 and 2,456,000 shares of common stock, at cost at April 30, 2013 and 2012, respectively	(24,301,000)	(23,000,000)
TOTAL STOCKHOLDERS’ EQUITY	$245,368,000	$236,381,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$294,996,000	$279,117,000

See notes to Consolidated Financial Statements

HI-TECH PHARMACAL CO., INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended April 30,
	2013	2012	2011
NET SALES	$232,384,000	$230,003,000	$190,848,000
Cost of goods sold	117,304,000	100,804,000	83,263,000
GROSS PROFIT	115,080,000	129,199,000	107,585,000
COST AND EXPENSES:
Selling, general and administrative expense	53,575,000	44,698,000	36,717,000
Amortization expense	6,742,000	5,341,000	2,387,000
Research and product development costs	17,331,000	12,256,000	9,350,000
Royalty income	(1,789,000)	(3,000,000)	(4,607,000)
Contract research (income)	(102,000)	(428,000)	(675,000)
Settlements and loss contingencies	16,200,000	—	—
Interest expense	541,000	410,000	45,000
Interest (income) and other	(291,000)	(887,000)	(433,000)
TOTAL	$92,207,000	$58,390,000	$42,784,000
Income from continuing operations before provision for income taxes	22,873,000	70,809,000	64,801,000
Provision for income tax expense	6,622,000	22,458,000	21,082,000
Income from continuing operations	$16,251,000	$48,351,000	$43,719,000
Loss from discontinued operations, net of tax	—	—	(2,265,000)
NET INCOME	$16,251,000	$48,351,000	$41,454,000
BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	1.22	3.75	3.47
Discontinued operations	—	—	(0.18)
BASIC EARNINGS (LOSS) PER SHARE	$1.22	$3.75	$3.29
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	1.19	3.59	3.36
Discontinued operations	—	—	(0.17)
DILUTED EARNINGS (LOSS) PER SHARE	$1.19	$3.59	$3.19
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	13,302,000	12,878,000	12,615,000
EFFECT OF POTENTIAL COMMON SHARES	345,000	573,000	397,000
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	13,647,000	13,451,000	13,012,000

See notes to Consolidated Financial Statements

HI-TECH PHARMACAL CO., INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended April 30,
	2013	2012	2011
NET INCOME	$16,251,000	$48,351,000	$41,454,000
Other comprehensive income, net of tax	—	—	154,000
TOTAL COMPREHENSIVE INCOME	$16,251,000	$48,351,000	$41,608,000

See notes to Consolidated Financial Statements

HI-TECH PHARMACAL CO., INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock at Cost	Total Stockholders’ Equity
	Shares	Amount
BALANCE—APRIL 30, 2010	15,017,000	$150,000	$75,345,000	$82,425,000	$(154,000)	$(23,000,000)	$134,766,000
Net income				41,454,000			41,454,000
Exercise of options	146,000	2,000	1,670,000				1,672,000
Stock-based compensation expense			2,552,000				2,552,000
Tax benefit from exercise of options			414,000				414,000
Other comprehensive income (loss), net of tax					154,000		154,000
BALANCE—APRIL 30, 2011	15,163,000	$152,000	$79,981,000	$123,879,000	$—	$(23,000,000)	$181,012,000
Net income				48,351,000			48,351,000
Exercise of options	339,000	3,000	2,972,000				2,975,000
Stock-based compensation expense			2,872,000				2,872,000
Tax benefit from exercise of options			1,171,000				1,171,000
BALANCE—APRIL 30, 2012	15,502,000	$155,000	$86,996,000	$172,230,000	$—	$(23,000,000)	$236,381,000
Net income				16,251,000			16,251,000
Exercise of options	565,000	6,000	8,073,000				8,079,000
Purchase of treasury stock						(1,301,000)	(1,301,000)
Stock-based compensation expense			4,414,000				4,414,000
Tax benefit from exercise of options			1,720,000				1,720,000
Dividends paid				(20,176,000)			(20,176,000)
BALANCE—APRIL 30, 2013	16,067,000	$161,000	$101,203,000	$168,305,000	$—	$(24,301,000)	$245,368,000

See notes to Consolidated Financial Statements

HI-TECH PHARMACAL CO., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended April 30,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,251,000	$48,351,000	$41,454,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations	—	—	2,265,000
Depreciation and amortization	10,816,000	8,728,000	5,099,000
Deferred income taxes	(7,516,000)	(131,000)	(1,528,000)
Stock based compensation expense	4,414,000	2,872,000	2,552,000
Impairment of intangible assets	—	—	221,000
Increase in bad debt allowance	—	—	100,000
Loss on investment	—	—	250,000
Interest accrual on contingent liability	491,000	87,000	—
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable	(3,669,000)	(2,224,000)	(18,128,000)
Inventory	52,000	(15,497,000)	(4,180,000)
Prepaid taxes and taxes payable	6,979,000	(5,257,000)	(1,622,000)
Other current assets	(577,000)	(4,000)	(142,000)
Other assets	(9,000)	(119,000)	164,000
Accounts payable	(6,826,000)	8,788,000	2,418,000
Accrued expenses	(804,000)	926,000	4,403,000
Accrued legal settlements	16,200,000	—	—
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$35,802,000	$46,520,000	$33,326,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(6,262,000)	$(7,501,000)	$(8,266,000)
Purchase of intangible assets	(2,350,000)	(18,607,000)	(215,000)
Proceeds from sale of intangible assets	779,000	1,683,000	156,000
Payment of contingent liability	(2,875,000)	(1,438,000)	—
Purchase of ECR Pharmaceuticals assets on earn-out	—	(498,000)	(1,440,000)
NET CASH (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	$(10,708,000)	$(26,361,000)	$(9,765,000)

Issuance of common stock on exercise of options	$6,778,000	$2,975,000	$1,672,000
Tax benefit of stock incentives	1,720,000	1,171,000	414,000
Payment of dividend	(20,176,000)	—	—
Payments of long-term debt	(355,000)	(215,000)	(193,000)
Proceeds from draw down of equipment loan	—	1,155,000	621,000
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	$(12,033,000)	$5,086,000	$2,514,000
NET INCREASE IN CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	13,061,000	25,245,000	26,075,000
NET INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	—	211,000
Cash and cash equivalents at beginning of year	87,549,000	62,304,000	36,018,000
CASH AND CASH EQUIVALENTS AT END OF YEAR	$100,610,000	$87,549,000	$62,304,000
Supplemental disclosure of cash flow information
Cash paid for: Interest	$541,000	$410,000	$45,000
Income taxes	5,600,000	26,664,000	21,000,000
Non-cash investing transactions:
Obligation related to purchase of intangible assets included in accrued expenses	—	355,000	—
Contingent payment liability related to purchase of intangible assets	—	11,189,000	—
Refund receivable related to purchase of intangible assets	—	250,000	—
Non-cash financing transaction:
Surrender of common stock as exercise price for options	1,301,000	—	—

See notes to Consolidated Financial Statements

HI-TECH PHARMACAL CO., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(NOTE A) The Company and Summary of Significant Accounting Policies:

[1] Business:

Hi-Tech Pharmacal Co., Inc. (the “Company”) is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in the manufacture of liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products division is a developer and marketer of branded prescription and OTC products for the diabetes marketplace. The Company’s ECR Pharmaceuticals subsidiary markets branded prescription products.

The following table presents sales data for the Company by division.

Revenue	2013	2012	2011
Hi-Tech Generics	$196,262,000	$197,877,000	$157,361,000
Health Care Products	17,700,000	17,234,000	13,872,000
ECR Pharmaceuticals	18,422,000	14,892,000	19,615,000
Total	$232,384,000	$230,003,000	$190,848,000

[2] Basis of Accounting and Principles of Consolidation:

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S.”). All intercompany accounts and transactions are eliminated in consolidation.

[3] Inventory:

Inventories are valued at the lower of cost (first-in first-out or average cost) or market.

[4] Property and equipment:

Property and equipment is stated at cost less accumulated depreciation and amortization. Estimated depreciation and amortization of the respective assets is computed using the straight line method over their estimated useful lives.

[5] Income taxes:

The Company uses the liability method to account for deferred income taxes in accordance with ASC Topic 740-10 “Income Taxes”. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting asset or liability is adjusted to reflect changes in the tax law as they become effective.

The Company follows the provision of ASC Topic 740-10, “Income Taxes”, relating to recognition thresholds and measurement attributes for the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and requires increased disclosures. This guidance provides that the tax effects from an uncertain tax position can be recognized in our financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company has elected an accounting policy to classify interest and penalties related to unrecognized tax benefits as interest expense.

[6] Revenue recognition:

Revenue is recognized for product sales upon shipment and passing of risk to the customer and when estimates of discounts, rebates, promotional adjustments, price adjustments, returns, chargebacks, and other potential adjustments are reasonably determinable, collection is reasonably assured and the Company has no further performance obligations. These estimates are presented in the financial statements as reductions to net revenues and accounts receivable. Included in our recognition of revenues are estimated provisions for sales allowances, the most significant of which include chargebacks, product returns, rebates, and other sales allowances, recorded as reductions to gross revenues, with corresponding adjustments to the accounts receivable reserves and allowances (see Note [B] – “Accounts Receivable”) or to the accrued expenses (see Note [G] – “Accrued Expenses”). We have the experience and access to relevant information that we believe are necessary to reasonably estimate the amounts of such deductions from gross revenues. Some of the assumptions we use for certain of our estimates are based on information received from third parties, such as wholesalers’ inventories at a particular point in time. The estimates that are most critical to our establishment of these reserves, and therefore would have the largest impact if these estimates were not accurate, are average contract pricing, wholesalers inventories, processing time lags, and return volumes. We regularly review the information related to these estimates and adjust our reserves accordingly, if and when actual experience differs from previous estimates.

Contract research income is recognized as work is completed and as billable costs are incurred. In certain cases, contract research income is based on attainment of designated milestones. Advance payments may be received to fund certain development costs.

Royalty income is related to sales of divested products which are sold by third parties. For those agreements, the Company recognizes revenue based on royalties reported by those third parties and earned during the applicable period.

[7] Advertising Expense:

Advertising costs are expensed when incurred. Advertising expense for the years ended April 30, 2013, 2012 and 2011 amounted to $10,603,000, $8,864,000 and $3,968,000, respectively.

[8] Freight Expense:

Outgoing freight costs amounted to $6,097,000, $4,813,000 and $3,511,000 for the years ended April 30, 2013, 2012 and 2011, respectively, and are included in selling, general, and administrative expense. Incoming freight is included in cost of goods sold.

[9] Research and Development Costs:

Research and product development costs are charged to expense as incurred.

[10] Cash and cash equivalents:

The Company considers U.S. Treasury bills, government agency obligations and certificates of deposit with a maturity of three months or less when purchased to be cash equivalents.

[11] Earnings (loss) per share:

Basic earnings (loss) from continuing operations per common share is computed based on the weighted average number of common shares outstanding. Diluted earnings from continuing operations per common share gives effect to all dilutive potential common shares outstanding during the year. The dilutive effect of the outstanding options was computed using the treasury stock method. The number of potentially dilutive securities excluded from the computation of diluted income per share was approximately 0, 0 and 303,000 for the years ended April 30, 2013, 2012 and 2011, respectively. These securities were excluded since their effect would have been antidilutive.

[12] Long-lived assets:

The Company evaluates and records impairment losses on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired using the undiscounted cash flows estimated to be generated by those assets. Long-lived assets to be disposed of are reported at the lower of their carrying amounts or fair values less disposal costs. During fiscal 2012 and fiscal 2011, the Company incurred impairment losses of $1,296,000 in connection with the sale of certain assets of the Midlothian division which is included in the loss from discontinued operations and $221,000 in connection with the discontinuation of Tanafed products, respectively.

[13] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company makes significant estimates in many areas of its accounting, including but not limited to the following: sales returns, chargebacks, allowances and discounts, inventory obsolescence, the useful lives of property and equipment and intangibles and their impairment, stock-based compensation, accruals, impact of legal matters and the realization of deferred tax assets. Actual results may differ from those estimates.

[14] Comprehensive Income:

The Company follows ASC Topic 220-10, “Comprehensive Income,” which requires companies to report as comprehensive income all changes in equity during a period, except those resulting from investment by owners and distribution to owners, for the period in which they are recognized. Comprehensive income is the total of net income and all other non-owner changes in equity (or other comprehensive income) such as unrealized gains/losses on securities classified as available for sale.

[15] Stock-Based Compensation:

The Company follows the provisions of ASC Topic 718, “Compensation – Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants, including employee stock options. Stock-based compensation for employees is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). No options were issued to consultants in the three years ended April 30, 2013.

The cash flows resulting from tax deductions in excess of compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows.

[16] Recent Accounting Pronouncements:

In February 2013, the FASB issued guidance related to additional reporting and disclosure of amounts reclassified out of accumulated other comprehensive income (“OCI”). Under this new guidance, companies will be required to disclose the amount of income or loss reclassified out of OCI to each respective line item on the income statement where net income is presented. The guidance allows companies to elect whether to disclose the reclassification either in the notes to the financial statements, or on the face of the income statement. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2012. The adoption of this standard is not expected to have a material impact on the Company’s results of operations, cash flows or financial position.

In July 2012, the FASB issued accounting guidance to simplify the evaluation for impairment of indefinite-lived intangible assets. Under the updated guidance, an entity has the option of first performing a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired before proceeding to the quantitative impairment test under which it would calculate the asset’s fair value. When performing the qualitative assessment, the entity must evaluate events and circumstances that may affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s results of operations, cash flows or financial position.

[17] Reclassifications:

Certain balances have been reclassified in the prior year to conform to the current year presentation.

During the current year it was noted the tax benefit of stock incentives in the financing cash flow section of the cash flow statement included amounts that should have been classified as operating cash flows for the years ended April 30, 2012 and 2011. Specifically, the amounts previously reported in the financing cash flows represented the entire tax deduction related to the stock incentives, while the applicable accounting guidance requires only the excess tax benefit from option exercises to be classified as a financing cash flow. As a result, for the years ended April 30, 2012 and 2011, $752,000 and $240,000 have been reclassified from cash flows from financing activities to cash flows from operating activities, decreasing cash flows from financing activities by these respective amounts and increasing cash flows from operations by the same amounts.

[18] Settlement and Loss Contingencies:

The Company follows ASC Topic 450, “Contingencies,” which requires companies to disclose the amount or range of a reasonable possible loss or to indicate that an amount cannot be estimated. Accrual is required only when the loss is probable and the amount of loss can be reasonably estimated. With respect to legal costs related to a loss contingency as defined by ASC Topic 450, the Company records these costs as incurred and does not accrue for legal costs expected to be incurred when the loss contingency is recorded.

(NOTE B) Accounts Receivable:

The Company recognizes revenue for product sales when title and risk of loss have transferred to our customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectability is reasonably assured. This is generally at the time that products are received by our direct customers. Upon recognizing revenue from a sale, we record estimates for chargebacks, rebates and incentive programs, product returns, cash discounts and other sales reserves that reduce accounts receivable.

Table of Contents

At April 30, 2013 and 2012, accounts receivable balances net of returns and allowances and allowance for doubtful accounts are as follows:

	April 30,
	2013	2012
Accounts receivable, gross	$86,457,000	$78,641,000
Adjustment for returns and price allowances (a)	(22,182,000)	(18,035,000)
Allowance for doubtful accounts	(500,000)	(500,000)
Accounts receivable, net	$63,775,000	$60,106,000

(a)	directly reduces gross revenue

Our product revenues are typically subject to agreements with customers allowing chargebacks, rebates, rights of return, pricing adjustments and other allowances. Based on our agreements and contracts with our customers, we calculate adjustments for these items when we recognize revenue and we book the adjustments against accounts receivable and revenue. Chargebacks, primarily from wholesalers, are the most significant of these items. Chargebacks result from arrangements we have with end users establishing prices for products for which the end user independently selects a wholesaler from which to purchase. A chargeback represents the difference between our invoice price to the wholesaler, which is typically stated at wholesale acquisition cost, and the end customer’s contract price, which is lower. We credit the wholesaler for purchases by end customers at the lower price. Therefore, we record these chargebacks at the time we recognize revenue in connection with our sales to wholesalers.

The reserve for chargebacks is computed in the following manner. The Company obtains wholesaler inventory data for the wholesalers which represent approximately 95% of our chargeback activity. This inventory is multiplied by the historical percentage of units that are charged back and by the price adjustment per unit to arrive at the chargeback accrual. This calculation is performed by product by customer. The calculated amount of chargebacks could be affected by other factors such as:

●	a change in retail customer mix

●	a change in negotiated terms with retailers

●	product sales mix at the wholesaler

●	retail inventory levels

●	changes in Wholesale Acquisition Cost (“WAC”)

The Company continually monitors the chargeback activity and adjusts the provisions for chargebacks when we believe that the actual chargebacks will differ from our original provisions.

Consistent with industry practice, the Company maintains a return policy that allows our customers to return product within a specified period. The Company’s estimate for returns is based upon its historical experience with actual returns. The Company continually monitors its estimates for returns and makes adjustments when it believes that actual product returns may differ from the established accruals.

Included in the adjustment for sales allowances and returns is a reserve for credits taken by our customers for rebates, return authorizations and other discounts.

Sales discounts are granted for prompt payment. The reserve for sales discounts is based on invoices outstanding and assumes that 100% of available discounts will be taken.

Price adjustments, including shelf stock adjustments, are credits issued from time to time to reflect decreases in the selling prices of our products which our customer has remaining in its inventory at the time of the price reduction. Decreases in our selling prices are discretionary decisions made by us to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and inventory held by the customer. The Company analyzes this on a case by case basis and makes adjustments to reserves as necessary.

The Company accrues for chargebacks, discounts, allowances and returns in the period in which the sales takes place. No material amounts included in the provision for chargebacks and the provision for sales discounts recorded in the current period relate to sales made in the prior periods. The provision for sales allowances and returns includes reserves for items sold in the current and prior periods. The Company has substantially and consistently used the same estimating methods. We have refined the methods as new data became available. There have been no material differences between the estimates applied and actual results.

The following table presents the roll forward of each significant estimate, which balances are reflected as deductions from accounts receivable as of April 30, 2013, 2012 and 2011 and for the years then ended, respectively.

	Beginning Balance May 1	Current Provision	Actual Credits in Current Period	Ending Balance April 30
For the year ended April 30, 2013
Chargebacks	$10,477,000	$152,668,000	$(149,788,000)	$13,357,000
Sales discounts	1,813,000	9,641,000	(9,504,000)	1,950,000
Sales allowances & returns	5,745,000	50,514,000	(49,384,000)	6,875,000
Total adjustment for returns & price allowances	$18,035,000	$212,823,000	$(208,676,000)	$22,182,000

For the year ended April 30, 2012
Chargebacks	$8,588,000	$128,993,000	$(127,104,000)	$10,477,000
Sales discounts	2,353,000	8,907,000	(9,447,000)	1,813,000
Sales allowances & returns	6,159,000	42,180,000	(42,594,000)	5,745,000
Total adjustment for returns & price allowances	$17,100,000	$180,080,000	$(179,145,000)	$18,035,000

For the year ended April 30, 2011
Chargebacks	$6,509,000	$113,922,000	$(111,843,000)	$8,588,000
Sales discounts	1,391,000	7,483,000	(6,521,000)	2,353,000
Sales allowances & returns	6,470,000	34,995,000	(35,306,000)	6,159,000
Total adjustment for returns & price allowances	$14,370,000	$156,400,000	$(153,670,000)	$17,100,000

(NOTE C) Inventory:

The components of inventory consist of the following:

	April 30,
	2013	2012
Finished goods	$14,575,000	$13,015,000
Work in process	352,000	440,000
Raw materials	24,302,000	25,826,000
Total	$39,229,000	$39,281,000

Work in process included raw materials and components staged for use in production as well as raw materials and components for our ECR Pharmaceuticals subsidiary which are held at a contract manufacturer for manufacturing prior to completion.

During fiscal 2011 the Company incurred an expense of $534,000 to write off the value of inventory for products for which the Company suspended sales subsequent to year end due to receipt of a warning letter from the FDA. Additionally, the Company reserved $900,000 and $223,000 on ECR’s Lodrane® and Zolpimist® inventory, respectively, for the year ended April 30, 2011.

(NOTE D) Property and Equipment:

The components of property and equipment consist of the following:

	April 30,
	2013	2012	Useful Lives
Land and building and improvements	$21,592,000	$20,392,000	27.5 Yrs.
Machinery and equipment	35,145,000	30,934,000	7 and 10 Yrs.
Transportation equipment	69,000	55,000	7 Yrs.
Computer equipment and systems	6,866,000	6,131,000	3 and 7 Yrs.
Furniture and fixtures	1,313,000	1,237,000	7 Yrs.
	64,985,000	58,749,000
Accumulated depreciation and amortization	32,817,000	28,769,000
Total property and equipment—net	$32,168,000	$29,980,000

The Company incurred depreciation expense of $4,074,000, $3,387,000 and $2,722,000 for the years ended April 30, 2013, 2012, and 2011, respectively. No depreciation is taken on land with a carrying value of $1,860,000, $1,860,000 and $1,754,000 at April 30, 2013, 2012 and 2011, respectively.

In December 2011, the Company purchased land and an 18,000 square foot building located in Copiague, New York for $1,042,000 of which $106,000 was attributed to the value of the land and $936,000 to the value of the building. The Company is using this building for research and development activities.

(NOTE E) Other Assets:

Included in other assets is the Company’s investment in a limited liability company for the marketing, development and distribution of nutritional supplements, Marco Hi-Tech JV LLC (“Marco Hi-Tech”). The investment in Marco Hi-Tech is recorded using the equity method. During fiscal year ended April 30, 2013 income of $9,000 attributable to the investment in Marco Hi-Tech is included in interest (income) and other on the statement of operations. At April 30, 2013 the carrying value of this investment was $222,000.

During fiscal year ended April 30, 2012 no income or loss was attributable to the investment in Marco Hi-Tech. At April 30, 2012 the carrying value of this investment was $213,000.

Our investment in Neuro-Hitech, Inc. (“Neuro-Hitech”), a marketable security to be retained by the Company valued pursuant to ASC Topic 320, “Investments – Debt and Equity Securities”, is classified as available for sale and measured at fair value with the adjustment to fair value and changes therein recorded in accumulated other comprehensive income. The Company wrote off the investment in Neuro-Hitech, Inc. during the year ended April 30, 2011, based on the decline in the stock price and the limited trading activity and recognized a $250,000 loss relating to this write-off recorded in other (income) and expense.

(NOTE F) Intangible Assets:

Acquired intangible assets consist of:

	April 30, 2013		April 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Amortization Period
TussiCaps® intangible assets	$22,126,000	$(4,980,000)	$22,126,000	$(1,992,000)	5-10 years
ECR intangible assets (a)	7,334,000	(2,554,000)	7,334,000	(1,828,000)	10 years
Mag-Ox® intangible assets	4,100,000	(1,298,000)	4,100,000	(888,000)	10 years
Clobetasol intangible asset	4,000,000	(1,200,000)	4,000,000	(800,000)	10 years
Orbivan® and Zolvit® intangible assets	3,152,000	(1,028,000)	3,477,000	(463,000)	3-10 years
Sinus Buster® intangible assets	2,513,000	(260,000)	2,513,000	—	10 years
Zolpimist® intangible assets	3,000,000	(844,000)	3,000,000	(469,000)	10 years
Zostrix® intangible assets	5,354,000	(3,757,000)	5,354,000	(3,179,000)	3-11.5 years
In-licensed ANDA intangible assets	1,500,000	—	—	—	10 years
KVK License intangible assets	1,250,000	—	1,500,000	—	10 years
Midlothian intangible assets	1,011,000	(460,000)	1,011,000	(342,000)	3-10 years
Partnered ANDA intangible assets	500,000	—	—	—	10 years
Vosol® and Vosol® HC intangible assets	700,000	(368,000)	700,000	(298,000)	10 years
Flunisolide intangible assets	625,000	—	375,000	—	10 years
Other intangible assets	1,601,000	(1,130,000)	1,705,000	(878,000)	5-10 years
	$58,766,000	$(17,879,000)	$57,195,000	$(11,137,000)

(a)	Includes $545,000 of goodwill

Intangible assets are stated at cost and amortized using the straight line method over the expected useful lives of the product rights. Amortization expense of the intangible assets for the years ended April 30, 2013, 2012 and 2011 was $6,742,000, $5,341,000 and $2,387,000, respectively. The Company amortizes intangible assets when the related products begin to sell. As of April 30, 2013, the Company had approximately $3,875,000 of intangibles, for which the amortization period had not started yet. The Company tests for impairment of intangible assets annually and when events or circumstances indicate that the carrying value of the assets may not be recoverable.

[1] Product Acquisitions:

On June 28, 2011, the Company acquired marketing and distribution rights to several unique branded products for the treatment of pain from Atley Pharmaceuticals. Some products were approved at the time of acquisition and others were subsequently approved by the FDA. The Company paid $3,220,000 in cash for rights to the products and inventory. Inventory acquired was valued at $298,000. The Company also paid an additional $200,000 for Orbivan® CF during the 2012 fiscal year and $100,000 for Orbivan® with Codeine during the 2013 fiscal year. The Company paid an additional $291,000 in connection with this agreement in August 2012, in settlement of any outstanding claims. The Company will pay royalties for certain of these products under a license agreement it has assumed. In July 2011, the Company exercised its option to buy out one of the royalty streams related to one of the products for the amount of $500,000, which was paid in August 2011. Such amount has been included in prepaid royalties. In March 2013, the Company divested Orbivan® for $500,000 over two payments and a royalty stream. The intangible asset is presented at a $3,152,000 value.

On July 29, 2011, the Company acquired marketing and distribution rights to an ANDA filing from KVK-Tech, Inc. for dexbrompheniramine maleate 6mg/pseudoephedrine sulfate 120mg extended release tablets for $2,000,000. Upon approval from the FDA, the product will be marketed by ECR Pharmaceuticals, the Company’s branded sales and marketing subsidiary, under the Lodrane® brand name. The agreement provided for certain amounts to be refunded to Hi-Tech if the product had not been approved by the FDA by certain dates. As of April 30, 2013, the Company had received refunds of $750,000; therefore, the intangible asset is presented at a $1,250,000 value.

On August 19, 2011, the Company acquired TussiCaps® extended-release capsules and some inventory from Mallinckrodt LLC (“Mallinckrodt”). The Company paid $11,600,000 in cash at the time of acquisition, has made through April 30, 2013 aggregate quarterly payments of $4,313,000 and may make additional payments of up to $8,187,000 over the next three years depending on the competitive landscape and sales performance. On the acquisition date, the Company had recorded a preliminary contingent liability of $11,993,000, which was adjusted to $11,189,000 during the third quarter of fiscal 2012, with the reduction of the contingent liability being offset by a reduction of the related intangible. The fair value of the contingent payment was estimated using the present value of management’s projection of the expected payments pursuant to the term of the agreement. As of April 30, 2013, the contingent payment liability amounted to $7,719,000, of which $2,875,000 is classified as a current liability (see Note [N]). TussiCaps® is covered by two patents which will expire in September 2024 and January 2025. The Company and Mallinckrodt entered into a manufacturing agreement pursuant to which Mallinckrodt will manufacture and supply the TussiCaps® products to the Company through April 2016.

On November 28, 2011, the Company entered into an asset purchase agreement to acquire an ANDA and related intellectual property for Flunisolide nasal spray. The purchase price of the ANDA and interest in the intellectual property is up to $3,000,000, under certain conditions and is payable in installments over 24 months. In connection with this asset purchase, the Company has entered into a collaboration agreement and profit sharing agreement with another party. The Company and the other party will each own 50% of the product and will each pay equal amounts in satisfaction of the purchase price obligation. The other party will also pay 50% of the development costs and share in 50% of the net profits. The Company made an initial payment of $375,000 on November 29, 2011. On February 28, 2013, the Company made an additional payment of $250,000. Subsequent to the fiscal year end, the Company’s partner launched the product, which triggered the final payment of $1,750,000.

On March 7, 2012, the Company acquired several homeopathic branded nasal spray products including Sinus Buster® and Allergy Buster® from Dynova Laboratories, Inc. for $1,344,000 in cash and an additional $1,250,000 deposited in an escrow account to pay for potential expenses. Inventory acquired in the transaction was valued at $82,000. Hi-Tech will also pay a royalty on net sales for 3 1/2 years, or a maximum of $1,750,000, whichever is reached first. The brands will be sold through the Company’s Health Care Products OTC division.

On December 12, 2012, the Company entered into a license, distribution and supply agreement to acquire the marketing and distribution rights for products containing a controlled substance for a one-time fee of $1,500,000. In addition, the Company will make payments of $2,500,000 upon the completion of certain milestones. Upon approval by the FDA, the product will be marketed by the Company’s generic division. The agreement also requires payments of $1,000,000 per month if the products are the only generic to the brand name drug available for purchase in the territory and certain target unit sales are met. The agreement includes exclusive purchase and supply terms from the manufacturer. Either party may terminate this agreement if any of the terms are not met within noted dates.

On February 11, 2013, the Company paid $500,000 for marketing and distribution rights for a partnered ANDA pain product.

Estimated Amortization Expense For the year ending April 30,
2014	$6,543,000
2015	6,702,000
2016	6,778,000
2017	5,630,000
2018	4,700,000
Thereafter	9,989,000
Total	$40,342,000

[2] Discontinued Operations:

The Company divested the Midlothian Laboratories division in exchange for a cash payment of $1,700,000 in May 2011. The Company retained marketing and distribution rights to generic buprenorphine sublingual tablets, an ANDA that is filed with the FDA, an ANDA that is in development and a royalty stream from products previously divested. Metrics, Inc., a drug development company located in North Carolina, acquired Midlothian Laboratories from the Company.

At April 30, 2011, the Company recorded an impairment charge of $1,296,000 in connection with the sale of the Midlothian Laboratories division, which is included in the loss from discontinued operations.

The operations of the Midlothian Laboratories division have been segregated from continuing operations and are reflected as discontinued operations in each period’s consolidated statement of operations as follows:

	April 30,
	2013	2012	2011
Net sales	—	—	$2,136,000
Loss from discontinued operations, net of tax	—	—	(2,265,000)
Diluted loss per common share from discontinued operations	—	—	$(0.17)

(NOTE G) Accrued Expenses:

The following summarizes accrued expenses and other current liabilities:

	April 30,
	2013	2012
Accrued rebates and advertising	$6,546,000	$5,169,000
Accrued commissions and royalty payments	533,000	1,726,000
Accrued compensation and benefits	3,288,000	4,572,000
Accrued professional and legal fees	661,000	764,000
Accrued contracts payable	1,407,000	805,000
Other	1,202,000	1,405,000
	$13,637,000	$14,441,000

(NOTE H) Debt:

[1] Obligation under Capital Lease:

During the year ended April, 30, 2009, the Company entered into capital lease agreements to finance part of its enterprise resource management system. The Company was obligated to provide for aggregate monthly payments of approximately $17,000 and terms expiring from June through August 2011.

The carrying value of assets under capital leases included in property and equipment are as follows:

	April 30, 2013	April 30, 2012
Equipment and software	$506,000	$506,000
Less accumulated amortization and depreciation	(324,000)	(252,000)
	$182,000	$254,000

Depreciation expense for equipment under capital lease was $72,000 for the years ended April 30, 2013, 2012 and 2011.

There were no minimum lease payments due after April 30, 2013.

[2] Revolving Credit Facility:

The Company entered into a Revolving Credit Agreement, effective as of June 1, 2010, with JPMorgan Chase (the “Revolving Credit Agreement”). The Revolving Credit Agreement permits the Company to borrow up to $10,000,000 pursuant to a revolving credit note (“Revolving Credit Note”) for, among other things within certain sublimits, general corporate purposes, acquisitions, research and development projects and future stock repurchase programs. Loans shall bear interest at a rate equal to, at the Company’s option, in the case of a CB Floating Rate Loan, as defined in the Revolving Credit Agreement, the Prime Rate, as defined in the Revolving Credit Agreement; provided that, the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate, or for a LIBOR Loan, at a rate equal to the Adjusted LIBOR Rate plus the Applicable Margin, as such terms are defined in the Revolving Credit Agreement. The Revolving Credit Agreement contains covenants customary for agreements of this type, including covenants relating to a liquidity ratio, a debt service coverage ratio and a minimum consolidated net income. The Company has not drawn down on this credit facility and has no balance due at April 30, 2013. The Revolving Credit Agreement expired on May 27, 2013.

If an event of default under the Revolving Credit Agreement shall occur and be continuing, the commitments under the Revolving Credit Agreement may be terminated and the principal amount outstanding under the Revolving Credit Agreement, together with all accrued unpaid interest and other amounts owing under the Revolving Credit Agreement and related loan documents, may be declared immediately due and payable.

In December 2012, the Company and JP Morgan Chase amended the original credit agreement to allow the Company to pay a one-time special dividend of $1.50 per share on December 28, 2012.

The Company may not declare or pay dividends or distributions, other than dividends payable solely in capital stock, so long as the Revolving Credit Note remains unpaid.

The Company also entered into a $5,000,000 equipment financing agreement with JPMorgan Chase on June 1, 2010. This agreement has similar interest rates. On June 15, 2010 the Company drew down $621,000 of the equipment financing line to fund a down payment for new filling and packaging equipment. On October 13, 2011, the Company borrowed an additional $1,155,000 to finance the remaining payments for the equipment. Total borrowings under the equipment financing agreement amount to $1,243,000 as of April 30, 2013. Borrowings under the equipment financing agreement are payable in monthly installments of $30,000 through October 6, 2016.

(NOTE I) Stockholders’ Equity:

[1] Stock-Based Compensation:

The Company recognized stock-based compensation for awards issued under the Company’s 2012 Plan in the following line items in the Statement of Operations:

	Year Ended April 30,
	2013	2012	2011
Cost of sales	$483,000	$340,000	$318,000
Selling, general and administrative expenses	3,139,000	2,071,000	1,930,000
Research and development expenses	792,000	461,000	304,000
Stock-based compensation expense before income tax benefit	$4,414,000	$2,872,000	$2,552,000

The Company amortizes the fair value of all awards on a straight-line basis over the requisite service period. Cumulative compensation expense recognized at any date will at least equal the grant date fair value of the vested portion of the award at that time.

ASC Topic 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and risk-free interest rate. The expected volatility is based on the historical volatility of the Company’s common stock. The risk-free interest rates for periods within the contractual life of the award are based on the U.S. Treasury yield on the date of each option grant. The expected term is based on historical performance of option grants with regard to employment and option exercise.

The following weighted average assumptions were used for stock options granted during the years ended April 30, 2013, 2012 and 2011:

	Year Ended April 30,
	2013	2012	2011
Expected volatility	54%	55%	58%
Risk-free interest rate	0.65%	0.83%	2.60%
Expected term	4.0	5.0	5.0
Expected dividend yield	0.53%	None	None
Weighted average fair value per share at grant date	$13.04	$15.85	$11.70

All options granted through April 30, 2013 had exercise prices equal to the fair market value of the stock on the date of grant, a contractual term of ten years and generally a vesting period of four years. In accordance with ASC Topic 718, the Company adjusts stock-based compensation on a quarterly basis for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. As of April 30, 2013, the forfeiture rate was 9% and the effect of forfeiture adjustments in the year ended April 30, 2013 was insignificant.

[2] Employee Stock Option Plan:

In November 2012, the Company replaced the existing 2009 Stock Option Plan (“2009 Plan”) and the 1994 Directors Stock Option Plan (“Directors Plan”) with the 2012 Incentive Compensation Plan (“2012 Plan”). The 2012 Plan replaces both plans and the options granted under the 2009 Plan and the Directors Plan will continue in effect under the 2012 Plan.

A summary of the stock options activity and related information for the 2012 Plan for employees for the year ended April 30, 2013 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2012	1,664,000	$16.99
Grants	843,000	32.39
Exercised	(508,000)	14.77
Forfeitures or expirations	(12,000)	27.36
Outstanding at April 30, 2013	1,987,000	$24.03	7.1	$18,044,000
Vested and expected to vest at April 30, 2013	1,883,000	$23.71	7.0	$17,689,000
Exercisable at April 30, 2013	805,000	$15.81	4.7	$13,890,000

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2011	1,956,000	$15.40
Grants	40,000	33.54
Exercised	(313,000)	9.15
Forfeitures or expirations	(19,000)	17.40
Outstanding at April 30, 2012	1,664,000	$16.99	6.0	$26,002,000
Vested and expected to vest at April 30, 2012	1,606,000	$15.75	6.0	$25,296,000
Exercisable at April 30, 2012	1,021,000	$14.81	4.8	$18,159,000

[3] Directors Stock Option Plan:

A summary of the stock option activity and related information for the 2012 Plan for directors for the years ended April 30, 2013 and April 30, 2012 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2012	403,000	$15.18
Grants	100,000	32.26
Exercised	(57,000)	10.19
Forfeitures or expirations	—	—
Outstanding at April 30, 2013	446,000	$19.64	5.4	$5,990,000
Vested and expected to vest at April 30, 2013	446,000	$19.64	5.4	$5,990,000
Exercisable at April 30, 2013	309,000	$15.34	3.9	$5,471,000

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2011	428,000	$14.54
Grants	—	—
Exercised	(25,000)	4.29
Forfeitures or expirations	—	—
Outstanding at April 30, 2012	403,000	$15.18	5.0	$7,023,000
Vested and expected to vest at April 30, 2012	403,000	$15.18	5.0	$7,023,000
Exercisable at April 30, 2012	326,000	$14.45	4.3	$4,709,000

The aggregate intrinsic values in the preceding tables represent the total pretax intrinsic value, based on options with an exercise price less than the Company’s closing stock price of $33.06 as of April 30, 2013, which would have been received by the option holders had those option holders exercised their options as of that date.

Total intrinsic values of options exercised for the 2012 Plan were $10,936,000, $8,691,000 and $1,885,000 for the years ended April 30, 2013, 2012 and 2011, respectively. The total fair value of stock options vested during the years ended April 30, 2013, 2012 and 2011 amounted to $2,655,000, $3,176,000 and $2,259,000, respectively. As of April 30, 2013, $12,498,000 of total unrecognized compensation cost related to stock options for the 2012 Plan is expected to be recognized over a weighted-average period of 3.0 years.

On November 7, 2012, the Company replaced the existing 2009 Stock Option Plan and the Directors Plan with the 2012 Plan. The 2012 Plan replaces both plans and the options granted under the 2009 Plan and the Directors Plan will continue in effect under the 2012 Plan. As of April 30, 2013 there were 1,810,000 shares available for grant under the 2012 Plan.

[4] Treasury Stock:

On January 9, 2013, in accordance with the 2012 Plan, the Company received 35,000 shares of common stock from David Seltzer as payment for the exercise of 112,500 stock options with a value of $1,301,000. The 35,000 shares of common stock received were recorded as treasury stock on January 9, 2013.

[5] Dividends:

On November 30, 2012, the Company announced that it would pay a special one-time dividend of $1.50 per share on December 28, 2012 to shareholders of record on December 13, 2012. The Company made a cash payment of $20,176,000 on December 28, 2012 in connection with this dividend.

(NOTE J) Related Party Transactions:

Mr. Reuben Seltzer, an attorney, stockholder, director, and brother of the President, has been employed by the Company as Vice Chairman in corporate development activities since January 1, 2009. For each of the fiscal years 2013, 2012 and 2011, he received compensation of $460,000, $442,000, and $378,000, respectively. Annual bonuses paid under the agreement were $500,000, $358,000 and $275,000. Mr. Reuben Seltzer was previously the CEO of Neuro-Hitech and also has an interest in the joint venture of Marco Hi-Tech as described in Note [E].

The Company is jointly developing a generic product outside of its area of expertise with EMET Pharmaceuticals, LLC (“EMET”), previously known as XCell Pharmaceuticals, and another entity. Reuben Seltzer is a principal of EMET. During the fiscal years 2013, 2012 and 2011, the Company spent approximately $471,000, $101,000 and $127,000, respectively, on this project, which was included in research and development expense.

Tashlik Goldwyn Crandell Levy LLP received $506,000, $548,000, and $397,000 in legal fees in each of the years ended April 30, 2013, 2012 and 2011, respectively, for services performed for the Company. Mr. Martin M. Goldwyn, a partner of such firm, is a director of the Company.

(NOTE K) Commitments, Contingencies and Other Matters:

[1] Government regulation:

The Company’s products and facilities are subject to regulation by a number of federal and state governmental agencies. The FDA, in particular, maintains oversight of the formulation, manufacture, distribution, packaging and labeling of all of the Company’s products. The DEA maintains oversight over the Company’s products that are considered controlled substances.

On March 2, 2011, the FDA indicated in its MedWatch publication that the FDA removed approximately 500 currently marketed cough/cold and allergy related products including extended release Lodrane® products. Three of these were marketed by ECR Pharmaceuticals under the brand name Lodrane®. ECR Pharmaceuticals stopped shipping these products as of August 31, 2011. Sales of discontinued Lodrane® products amounted to approximately $0, $2,500,000 and $16,600,000 for the years ended April 30, 2013, 2012 and 2011, respectively.

On November 20, 2012 through December 13, 2012, the Company was subject to an inspection by the FDA. The inspection resulted in multiple observations on Form 483, an FDA form on which deficiencies are noted after an FDA inspection. The Company responded to those observations on January 3, 2013 and believes that its response to these observations was adequate.

[2] Legal Proceedings:

SMP Logic Systems sent the Company a letter, dated February 14, 2013, and a subsequent letter, dated July 3, 2013, alleging that certain manufacturing processes utilized by the Company are covered by various U.S. Patents and offering the Company a license to these patents. The Company is analyzing the patents and has not, at this time, determined how it will respond to these letters. The Company cannot predict the outcome of this matter.

On June 5, 2012, the Company received a notice to preserve documents and electronically stored information in conjunction with a confidential civil investigative demand for information under the Texas Medicaid Fraud Prevention Act, Texas Human Resources Code, §36.001, et seq. relating to the submission of prices to Texas Medicaid in claims for reimbursement for drugs. The Company has submitted information to Texas in response to the request and is in the process of evaluating this and other information. Texas has indicated that based on its initial review of the data, it is prepared to pursue such claims. The Company has engaged independent experts to evaluate the basis of the claim and the underlying data. While the Company does not know the full extent of its potential liability at this time, including the potential for settlement, and intends to vigorously defend against any such claims, it could be subject to material penalties and damages. The Company has established a contingency loss accrual of $15,500,000 included in accrued legal settlements to cover potential settlement, or other outcomes but cannot predict that settlement on terms deemed acceptable to the Company will occur, or that a settlement or potential liability for such claims will not be higher than the amount of the accrual.

On March 13, 2012, Allergan, Inc. (“Allergan”) filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,038,988 for Allergan’s product, Latisse. On April 11, 2012 the Company answered the complaint. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On May 16, 2012, Allergan filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,101,161 for Allergan’s product, Latisse. The Company answered the complaint on June 14, 2012. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On January 27, 2012, Allergan filed a complaint against the Company in the U.S. District Court for the Eastern District of Texas for infringement of U.S. Patent No. 7,851,504 (“Enhanced Bimatoprost Ophthalmic Solution,” issued December 14, 2010) following a Paragraph IV certification as part of the Company’s filing of an ANDA to manufacture a generic version of Allergan’s Lumigan® 0.01%. On February 23, 2012, the Company answered the complaint. On January 4, 2013, Allergan amended the complaint to assert against the Company claims for infringement of U.S. Patent No. 7,851,504; 8,278,353; 8,299,118; 8,309,605; and 8,338,479. The Company answered the amended complaint on February 5, 2013. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On August 17, 2011, Allergan and Duke University filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patents Nos. 7,351,404; 7,388,029; and 6,403,649 for Allergan’s product, Latisse. On October 7, 2011, the Company answered the complaint asserting counterclaims. The plaintiffs responded to the counterclaims on October 31, 2011. The claims with respect to U.S. Patent No. 6,403,649 for Allergan’s product were dismissed on February 1, 2012. In November 2012, there was a bench trial on infringement and the validity of U.S. Patent Nos. 7,351,404 and 7,388,029. On January 25, 2013, the Court entered judgment against the Company, finding U.S. Patent Nos. 7,351,404 and 7,388,029 valid and infringed by the Company. The Company filed a Notice of Appeal on February 25, 2013 and filed its opening appellate brief on May 13, 2013 (“Latisse appeal”). The Company intends to vigorously pursue its appeal of the District Court’s Judgment. The Company cannot predict the outcome of the appeal.

On January 8, 2013, Allergan filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,263,054 for Allergan’s product, Latisse. On January 30, 2013, the Company answered the complaint. The case is stayed pending the Latisse appeal. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On October 31, 2011, Senju Pharmaceutical Co.; Kyorin Pharmaceutical Co.; and Allergan filed a complaint in the District Court of Delaware, Civil Action No. 1:11-cv-01059, in response to the Company’s Paragraph IV certification as part of its filing of an ANDA to manufacture a generic version of Allergan’s Zymar® (gatifloxacin ophthalmic solution, 0.3%). The complaint alleges infringement of U.S. Patent Nos. 6,333,045 (“Aqueous Liquid Pharmaceutical Composition Comprised of Gatifloxacin,” issued on December 25, 2001) and 5,880,283 (“8-Alkoxyquinolonecarboxylic Acid Hydrate With Excellent Stability And Process For Producing The Same,” issued March 9, 1999), licensed to Allergan. On December 16, 2011, the Company answered the complaint. On August 28, 2012, the claims on U.S. Patent No. 5,880,283 were dismissed. In January 2013, a bench trial on the validity and infringement of U.S. Patent No. 6,333,045 took place in this matter. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On October 11, 2011, Senju Pharmaceutical Co.; Kyorin Pharmaceutical Co.; and Allergan filed a complaint in the District Court of Delaware, Civil Action No. 1:11-cv-00926, in response to the Company’s Paragraph IV certification as part of its filing of an ANDA to manufacture a generic version of Allergan’s Zymaxid® (gatifloxacin ophthalmic solution, 0.5%). The complaint alleges infringement of U.S. Patent Nos. 6,333,045 (“Aqueous Liquid Pharmaceutical Composition Comprised of Gatifloxacin,” issued December 25, 2001) and 5,880,283 (“8-Alkoxyquinolonecarboxylic Acid Hydrate With Excellent Stability and Process for Producing the Same,” issued March 9, 1999), licensed to Allergan. On December 16, 2011, the Company answered the complaint. On August 28, 2012, the claims on U.S. Patent No. 5,880,283 were dismissed. In January 2013, a bench trial on the validity and infringement of U.S. Patent No. 6,333,045 took place in this matter. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On June 8, 2012, plaintiff Mathew Harrison, on behalf of himself and all others similarly situated, brought a class action lawsuit, Civil Action No. 12-2897, in the U.S. District Court for the Eastern District of New York, against Wayne Perry, Dynova Laboratories, Inc., Sicap Industries, LLC, Walgreens Co. and the Company (“Harrison case”). On May 16, 2012, plaintiff David Delre, on behalf of himself and all others similarly situated, brought a class action lawsuit, Civil Action No. 12-2429, in the U.S. District Court for the Eastern District of New York, against Wayne Perry, Dynova Laboratories, Inc., Sicap Industries, LLC, and the Company. Each complaint alleges, among other things, that their Sinus Buster® products are improperly marketed, labeled and sold as homeopathic products, and that these allegations support claims of fraud, unjust enrichment, breach of express and implied warranties and alleged violations of various state and federal statutes. The Company answered the complaints on July 17, 2012 and June 26, 2012, respectively, and asserted cross-claims against the other defendants, except Walgreens which was dismissed from the Harrison case. The Court consolidated these two cases into one action entitled Sinus Buster Products Consumer Litigation. Discovery has commenced in the consolidated case. Dynova has filed for bankruptcy. The case is now proceeding without Dynova. A discovery schedule for depositions, expert discovery and class certification motion is in place. The Company intends to vigorously defend against the allegations in the complaint and the class certification. The Company cannot predict the outcome of the action.

On February 9, 2010, in the United States District Court for the District of Massachusetts (the “Federal District Court”), a “Partial Unsealing Order” was issued and unsealed in a civil case naming several pharmaceutical companies as defendants under the qui tam provisions of the federal civil False Claims Act (the “Qui Tam Complaint”). The qui tam provisions permit a private person, known as a “relator” (sometimes referred to as a “whistleblower”), to file civil actions under this statute on behalf of the federal and state governments. Pursuant to the Order, a Revised Corrected Seventh Amended Complaint was filed by the relator and unsealed on February 10, 2010. The relator in the Complaint is Constance A. Conrad. The Complaint alleges that several pharmaceutical companies submitted false records or statements to the United States through the Center for Medicare and Medicaid Services (“CMS”) and thereby caused false claims for payments to be made through state Medicaid Reimbursement programs for unapproved or ineffective drugs or for products that are not drugs at all. The Complaint alleges that the drugs were “New Drugs” that the FDA had not approved and that are expressly excluded from the definition of “Covered Outpatient Drugs”, which would have rendered them eligible for Medicaid reimbursement. The Complaint alleges these actions violate the federal civil False Claims Act. The Revised Corrected Seventh Amended Complaint did not name the Company as a defendant.

On February 9, 2010, the Court also unsealed the “United States’ Notice of Partial Declination” in which the government determined not to intervene against 68 named defendants, including the Company. On July 23, 2010, the relator further amended the Complaint, which, as amended, named the Company, including a subsidiary of the Company, as a defendant. On January 6, 2011, the Court issued an order unsealing the government’s notice of election to intervene as to a previously unnamed defendant. On July 25, 2011, the Court issued an order stating, among other things, that all parties agreed that the only defendant against whom the United States has elected to intervene is the previously unnamed defendant. On July 26, 2011, the relator filed its Tenth Amended Complaint, which removed the allegations against the Company’s subsidiary, but not the Company, realleging them against another party. The Company previously indicated that it intended to vigorously defend against the remaining allegations in the relator’s Complaint, and that it could not predict the outcome of the action. On February 25, 2013, the Court issued a decision granting the motion that had been filed by the Company and other defendants to dismiss the Complaint, which could be subject to appeal.

On December 12, 2012, plaintiff Linda Hoover, on behalf of herself and all others similarly situated, brought a class action lawsuit against the Company in the Superior Court for the State of California, which the Company removed to the U.S. District Court for the Central District of California, Civil Action No. 5:2013-0097, alleging that the Company’s marketing and sales of its Nasal Ease® product is a violation of various state statutes, including the Consumer Legal Remedies Act, California’s False Advertising Law and Unlawful, Fraudulent & Unfair Business Practices Act. The Company answered the complaint on January 14, 2013. The parties have reached a settlement in principle. As of April 30, 2013, the Company accrued a legal settlement in the amount of $700,000 in connection with this complaint.

[3] Commitments and Contingencies:

As of April 30, 2013, lease commitments under non-cancelable lease agreements are as follows:

	Payments due by April 30,
Lease Commitments	2014	2015	2016
Richmond, Virginia lease	$88,000	$30,000	—
Amityville, New York lease	18,000	19,000	$3,000
Total	$106,000	$49,000	$3,000

For the years ended April 30, 2013, 2012 and 2011, the rent expense amounted to approximately $239,000, $113,000 and $112,000, respectively.

In the course of its business, the Company enters into agreements which require the Company to make royalty payments which are generally based on net sales or gross profits of certain products.

In connection with the Zolpimist® acquisition, the Company signed an exclusive licensing agreement with NovaDel Pharma, Inc. in which NovaDel will receive a one-time $7,500,000 milestone payment if net sales reach $100,000,000 in any calendar year throughout the life of the product.

As of April 30, 2013, minimum inventory purchases under manufacturing agreements were as follows:

	Payments due by April 30,
Inventory Commitments	2014	2015	2016
TussiCaps® manufacturing agreement	$1,000,000	$1,000,000	$1,000,000
Dexamethasone inventory commitment	1,140,000	1,140,000	1,140,000
Total	$2,140,000	$2,140,000	$2,140,000

(NOTE L) Income Taxes:

[1] The provision (benefit) for income taxes from continued operations is comprised of the following:

	Year Ended April 30,
	2013	2012	2011
Current:
Federal	$13,974,000	$22,388,000	$22,433,000
State	109,000	146,000	122,000
Foreign	55,000	55,000	55,000
Deferred:
Federal	(7,411,000)	(128,000)	(1,504,000)
State	(105,000)	(3,000)	(24,000)
Total	$6,622,000	$22,458,000	$21,082,000

[2] Expected tax expense based on the statutory rate is reconciled with actual tax expense from continued operations as follows:

	Year Ended April 30,
	2013	2012	2011
Statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	0.1%	0.1%	0.2%
Research and development tax credit	(1.2)%	(0.3)%	(0.5)%
IRS Section 199 tax benefit	(3.8)%	(2.8)%	(3.0)%
Share-based compensation expense	(3.0)%	0.5%	0.6%
Non-deductible expenses	0.6%	0.1%	0.1%
Other	1.3%	(0.9)%	0.1%
Effective tax rate	29.0%	31.7%	32.5%

For the years ended April 30, 2013, April 30, 2012, and April 30, 2011, the Company’s state effective tax rate was reduced due to the utilization of state tax credits. Future effective state income tax rates may be affected by the availability of state investment tax credits.

During the year ended April 30, 2013, the Company earned tax deductions from the exercise of non-qualified options and of options in a disqualifying disposition of approximately $8,130,000. As a result, the Company recorded tax benefits amounting to $1,720,000 as additional paid in capital and $1,105,000 as a credit to income tax expense.

[3] Current and non-current deferred tax assets are composed of the following:

	April 30,
	2013	2012
Current deferred tax assets:
Allowances and write-offs not currently deductible for accounts receivable and inventory	$5,744,000	$4,674,000
Expenses not currently deductible	6,577,000	1,257,000
	12,321,000	5,931,000
Non-current deferred tax assets (liabilities):
Expenses not currently deductible	2,932,000	1,766,000
Tax credits	2,669,000	1,711,000
Depreciation, amortization and unrealized gain on investments	(976,000)	(936,000)
Valuation allowance	(2,669,000)	(1,711,000)
	$1,956,000	$830,000

The Company had no liability for uncertain tax positions at April 30, 2013 and 2012. All tax years prior to April 30, 2010 are closed to IRS and state tax authorities’ audit. The Company is currently being audited by the State of New York for the years ended April 30, 2010 through 2012.

At April 30, 2013 the Company has New York State investment tax credits in the amount of $4,106,000, of which $242,000 are expiring through April 30, 2023. The Company is accounting for the investment tax credit using the flow-through method. The Company provided a full valuation allowance on its New York State credits due to the unlikely utilization of the credits as the New York state allocation continues to decrease. The allowance increased by approximately $958,000 during the year ended April 30, 2013.

(NOTE M) Significant Customers and Concentration of Credit Risk:

The table below presents the percentages of our net sales and gross trade accounts receivable attributed to each of our top four customers as of and for the years ended April 30, 2013 and 2012:

	April 30,
	2013		2012
	Net Sales	Gross Accounts Receivable	Net Sales	Gross Accounts Receivable
AmerisourceBergen Corporation	14%	15%	11%	15%
Cardinal Health, Inc.	14%	15%	12%	15%
McKesson Corporation	19%	22%	17%	28%
Walgreens	15%	12%	12%	9%
Combined total	62%	64%	52%	67%

The Company maintains cash and cash equivalents primarily with major financial institutions. Such amounts exceed Federal Deposit Insurance Company limits.

(NOTE N) Fair Value of Financial Instruments:

The accounting guidance under ASC “Fair Value Measurements and Disclosures” (“ASC 820-10”) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. A brief description of those levels is as follows:

●	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

●	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

●	Level 3: Significant unobservable inputs.

The Company’s financial liabilities subject to fair value measurements as of April 30, 2013 were as follows:

Fair Value Measurements Using Fair Value Hierarchy
	Fair Value	Level 3
Contingent payment liability	$7,719,000	$7,719,000

The Company’s financial liabilities subject to fair value measurements as of April 30, 2012 was as follows:

Fair Value Measurements Using Fair Value Hierarchy
	Fair Value	Level 3
Contingent payment liability	$10,103,000	$10,103,000

The following table presents the roll forward of the Company’s contingent payment liability as of April 30, 2013:

Contingent payment liability – May 1, 2012	$10,103,000
Payments on contingent liability	(2,875,000)
Interest expense	491,000
Contingent payment liability – April 30, 2013	$7,719,000

The fair value of the contingent payment liability was estimated using the present value of management’s projection of the expected payments pursuant to the term of the TussiCaps® agreement (see Note [F]). The present value of the contingent liability was computed using a discount rate of 5.2%.

The carrying value of certain financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term nature of their underlying terms. The carrying value of the long-term debt approximate its fair value based upon its variable market interest rates, which approximates current market interest.

(NOTE O) Savings Plan:

The Company has a defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code for the benefit of substantially all full time eligible employees. Employees may contribute up to the dollar maximum allowed by the Internal Revenue Service. Company contributions are voluntary and are made at the discretion of the Board of Directors. The Company contributed $556,000, $461,000 and $397,000, for fiscal years 2013, 2012, and 2011, respectively.

(NOTE P) Segment Information:

The Company operates in three reportable business segments: generic pharmaceuticals (referred to as “Hi-Tech Generic”), OTC branded pharmaceuticals (referred to as “Health Care Products”, or “HCP”) and prescription brands (referred to as “ECR”). Branded products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty. Generic pharmaceutical products are the chemical and therapeutic equivalents of corresponding brand drugs. Our Chief Operating Decision Maker is our Chief Executive Officer.

The business segments were determined based on management’s reporting and decision-making requirements in accordance with FASB ASC 280-10 Segment Reporting. The generic products represent a single operating segment because the demand for these products is mainly driven by consumers seeking a lower cost alternative to brand name drugs. Certain of our expenses, such as the direct sales force and other sales and marketing expenses and specific research and development expenses, are charged directly to the respective segments. Other expenses, such as general and administrative expenses, are included under the Corporate and other cost center.

	Hi-Tech Generic	HCP	ECR	Corp/Other	Total
For the year ended April 30, 2013
Net sales	$196,262,000	$17,700,000	$18,422,000	$—	$232,384,000
Cost of goods sold	106,245,000	6,901,000	4,158,000	—	117,304,000
Gross profit	$90,017,000	$10,799,000	$14,264,000	$—	$115,080,000
Operating income (loss) before income taxes	$48,945,000	$(2,444,000)	$(7,132,000)	$(16,496,000)	$22,873,000

For the year ended April 30, 2012
Net sales	$197,877,000	$17,234,000	$14,892,000	$—	$230,003,000
Cost of goods sold	87,741,000	7,321,000	5,742,000	—	100,804,000
Gross profit	$110,136,000	$9,913,000	$9,150,000	$—	$129,199,000
Operating income (loss) before income taxes (a)	$90,394,000	$(823,000)	$(6,627,000)	$(12,135,000)	$70,809,000

For the year ended April 30, 2011
Net sales	$157,361,000	$13,872,000	$19,615,000	$—	$190,848,000
Cost of goods sold	71,797,000	5,806,000	5,660,000	—	83,263,000
Gross profit	$85,564,000	$8,066,000	$13,955,000	$—	$107,585,000
Operating income (loss) before income taxes (a)	$68,008,000	$2,153,000	$3,194,000	$(8,554,000)	$64,801,000

(a)	Includes certain reclassifications of amortization expense

(NOTE Q) Quarterly Financial Results (unaudited):

	Quarter				Year
	1	2	3	4
Fiscal 2013
Net sales	$52,043,000	$57,537,000	$64,331,000	$58,473,000	$232,384,000
Gross profit	$25,321,000	$29,589,000	$32,879,000	$27,291,000	$115,080,000
Net income (loss)	$6,004,000	$8,924,000	$5,940,000	$(4,617,000)	$16,251,000
Basic earnings (loss) per share	$0.46	$0.67	$0.44	$(0.34)	$1.22
Diluted earnings (loss) per share	$0.44	$0.66	$0.43	$(0.34)	$1.19
Fiscal 2012
Net sales	$56,211,000	$56,875,000	$55,625,000	$61,292,000	$230,003,000
Gross profit	$33,236,000	$33,396,000	$30,736,000	$31,831,000	$129,199,000
Net income	$13,773,000	$13,783,000	$10,806,000	$9,989,000	$48,351,000
Basic earnings per share	$1.08	$1.08	$0.83	$0.77	$3.75
Diluted earnings per share	$1.05	$1.04	$0.79	$0.73	$3.59
Fiscal 2011
Net sales	$39,309,000	$44,656,000	$49,700,000	$57,183,000	$190,848,000
Gross profit	$22,543,000	$25,131,000	$28,632,000	$31,279,000	$107,585,000
Income from continuing operations	$8,525,000	$10,423,000	$10,796,000	$13,975,000	$43,719,000
Income (loss) from discontinued operations, net of tax	$150,000	$(447,000)	$(658,000)	$(1,310,000)	$(2,265,000)
Net income	$8,675,000	$9,976,000	$10,138,000	$12,665,000	$41,454,000
Basic earnings (loss) per share:
Continuing operations	$0.68	$0.83	$0.85	$1.10	$3.47
Discontinued operations	$0.01	$(0.04)	$(0.05)	$(0.10)	$(0.18)
Basic earnings per share	$0.69	$0.79	$0.80	$1.00	$3.29
Diluted earnings (loss) per share:
Continuing operations	$0.66	$0.79	$0.84	$1.08	$3.36
Discontinued operations	$0.01	$(0.03)	$(0.05)	$(0.10)	$(0.17)
Diluted earnings per share	$0.67	$0.76	$0.79	$0.98	$3.19

Earnings (loss) per common share amounts for fiscal quarters have been calculated independently and may not in the aggregate equal the amount for the full year.

SCHEDULE II

HI-TECH PHARMACAL CO., INC.
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges in costs and expenses		Deductions		Balance at End of Period
Allowance for doubtful accounts
Year ended April 30, 2013	$500,000	$—		$—		$500,000
Year ended April 30, 2012	$500,000	$—		$—		$500,000
Year ended April 30, 2011	$400,000	$102,000	(a)	$2,000	(b)	$500,000
Accumulated depreciation
Year ended April 30, 2013	$28,769,000	$4,074,000		$26,000	(c)	$32,817,000
Year ended April 30, 2012	$25,382,000	$3,387,000		$—		$28,769,000
Year ended April 30, 2011	$22,668,000	$2,722,000		$8,000	(c)	$25,382,000

(a)	Change in reserve required

(b)	Direct write-off of receivable

(c)	Disposition of equipment or retirements